UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934
Check the appropriate Box:
☐	Preliminary Information Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

VIKING SYSTEMS, INC.
(Name of Registrant As Specified In Its Charter)

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Contact Person: A. O. Headman, Jr., ESQ, Cohne Rappaport & Segal
257 East 200 South 7th Floor, Salt Lake City, UT 84111; Tel: 801-532-2666, Fax: 801-355-1813

VIKING SYSTEMS, INC.
7825 Fay Avenue, Suite 239
La Jolla, CA 92037

NOTICE OF ACTION TO BE TAKEN WITHOUT A STOCKHOLDERS’ MEETING

TO OUR STOCKHOLDERS:

Notice is hereby given that Viking Systems, Inc. plans to take certain corporate action pursuant to the written consent of our Board of Directors and the holder of a majority of our outstanding voting securities (“Majority Stockholder”). The action we plan to take is to amend our Articles of Incorporation to increase the number of shares of common stock which we are authorized to issue from 100,000,000 to 150,000,000.

On February 15, 2006, our Board of Directors unanimously approved the Increased Capital Proposal. On February 21, 2005, the Majority Stockholder of Viking consented in writing to the Increased Capital Proposal. The Increased Capital Proposal will be effected through an amendment to our Articles of Incorporation.

The Board of Directors has fixed the close of business on February 21, 2006, as the Record Date for determining the stockholders entitled to notice of the foregoing.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE.

March 6, 2006

By Order of the Board of Directors

VIKING SYSTEMS, INC.
7825 Fay Avenue, Suite 239
La Jolla, CA 92037

PRELIMINARY INFORMATION STATEMENT
March 6, 2006

This Information Statement is being provided to you by the
Board of Directors of Viking Systems, Inc.
_____________________
This Information Statement and the Notice of Action Taken Without a Stockholders’ Meeting (jointly, the “Information Statement”) is furnished by the Board of Directors of Viking Systems, Inc. (the “Company” (“We”, “Us”” or “Viking”), a Nevada corporation, to the holders of the Viking’s common stock at February 21, 2006 (the “Record Date”) to provide information with respect to action taken by the written consent of the Majority Stockholder. The Majority Stockholder approved by written consent a proposal (the “Increased Capital Proposal”) to amend our Articles of Incorporation to increase the number of shares of common stock which we are authorized to issue from 100,000,000 to 150,000,000.

Our Board of Directors decided to obtain written consent of the Majority Stockholder in order to avoid the costs and management time required to hold a special meeting of stockholders. All required corporate approvals of the Increased Capital Proposal have been obtained, subject to furnishing this notice and 20 days elapsing from the date of this notice. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER’S MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

INTEREST OF CERTAIN PERSONS IN FAVOR OF OR OPPOSITION
TO MATTERS ACTED UPON

We are not aware of any interest that would be substantially affected through the adoption of the Increased Capital Proposal whether adversely or otherwise.

VOTING SECURITIES

As of the Record Date, Viking’s authorized capitalization consisted of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. At February 21, 2006, the Record Date, we had 34,639,050 shares of common stock issued and outstanding and no shares of Preferred Stock issued or outstanding. Our Board of Directors has previously designated a Series A of our preferred stock consisting of 5,000,000 shares of our preferred stock. We previously issued all 5,000,000 shares of Series A Preferred Stock but all of such shares were converted into common stock and no shares of Series A Preferred Stock are currently outstanding.

Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. However, as a result of the voting rights of Donald Tucker, a common stockholder who voted in favor of the Increased Capital Proposal by written consent, no other stockholder consents will be solicited in connection with this Information Statement. Mr. Tucker owns approximately 78.9% of the total shares of Viking common stock issued and outstanding.

BACKGROUND

Viking designs, manufactures and markets FDA cleared, high performance laparoscopic vision systems. Viking’s primary product is the EndoSite 3Di Digital Vision System (the “EndoSite 3Di System”), an advanced three dimensional (“3-D”) vision system used by surgeons for complex minimally invasive laparoscopic surgery, with an initial focus on applications in urology, bariatrics and laparoscopic gynecology. Viking also manufactures advanced two dimensional (“2-D”) digital cameras that are sold through strategic partner and OEM programs.

INCREASE IN AUTHORIZED COMMON STOCK AND PREFERRED STOCK

General

Our Board of Directors has unanimously approved a proposal to amend our Articles of Incorporation to increase the number of shares of common stock which we are authorized to issue from 100,000,000 to 150,000,000. Our Board has recommended to our Majority Stockholder that he vote in favor of the Increased Capital Proposal and our Majority Stockholder has voted in favor of the Increased Capital Proposal. The vote of our Majority Stockholder was obtained by written consent.

Consent Required

Approval of the Increased Capital Proposal, through an amendment to our Articles of Incorporation, required the consent of the holders of a majority of the outstanding voting shares. As of the Record Date, Majority Stockholder beneficially owned 27,121,150 shares of our common stock representing approximately 78.9% of the votes that could be cast by the holders of our outstanding voting shares as of the Record Date. The Majority Stockholder has given his written consent to this Increased Capital Proposal and accordingly, the requisite stockholder approval of this Proposal was obtained by the execution of the Majority Stockholder’s written consent in favor of the Proposal.

Amendment

Our Board of Directors and the Majority Stockholder have voted to amend Article IV of our Articles of Incorporation to read as set forth on Exhibit “A” attached hereto. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

Reasons for Increase in Capital

We need to increase our authorized capital primarily as part of our plan to attempt to raise cash from the private placement of our common stock or convertible preferred stock and potentially from a future registered offering of our common stock.

Our Board of Directors also believes that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisition transactions and other general corporate purposes. Our Board of Directors believes that having such additional authorized shares of common stock available for issuance in the future should give us greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the value of Viking to its stockholders.

There are certain advantages and disadvantages of voting for an increase in our authorized common stock. The advantages include:

•	The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.

•	To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of Viking that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. Viking does not have any other provisions in its certificate or incorporation, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, Viking has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of Viking, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

•
Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

As of the Record Date, a total of 34,639,050 shares of Viking's currently authorized 100,000,000 shares of common stock are issued and outstanding. We also have commitments to issue an additional 39,073,500 shares pursuant to outstanding options, warrants and convertible promissory notes. The increase in the number of authorized but unissued shares of common stock would enable Viking, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

March 2005 Secured Convertible Notes

To obtain funding for our ongoing operations, Viking entered into a Securities Purchase Agreement with St Cloud Capital Partners, LP as lead investor, together with 12 other investors (the "Investors") on March 22, 2005 for the sale of (i) $2,750,000 in secured convertible Notes (the "Notes") and (ii) stock purchase warrants (the "Warrants") to buy 2,812,500 shares of our common stock (the “March 2005 Financing”).

The Notes bear interest at 10%, mature one year from the date of issuance, and are convertible into our common stock, at the Investor's option, at a conversion price of $.20 The conversion price is subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement and other transaction documents, none of such events have occurred and we do not anticipate that such events will occur. Based on this conversion price, the Notes in the amount of $2,750,000, excluding interest, were convertible into 13,750,000 shares of our common stock.

We have the right to require an Investor to convert all or a portion of such Investor's Note at the conversion price in the event that: (i) no Event of Default exists or is continuing at the time of such mandatory conversion; and (ii) we have raised a minimum of $3,000,000 in public and/or private equity offerings on or prior to the one- year anniversary date of the initial closing at an average price equal to or greater than $0.30 per share of common stock. We have had one note holder convert their March 2005 Notes, in the amount of $500,000, into shares of our common stock.

The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property.

The Warrants included in the March 2005 Financing issued additional consideration for the Investors entitle the Investors to purchase 2,812,500 shares of our common stock at the price of $.40 per share. The exercise price is subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement and other Transaction Documents. The Warrants are exercisable for a period of 42 months from the date of issuance.

We have agreed to register with the Securities and Exchange Commission and applicable state securities agencies, the shares of common stock that are issuable upon the conversion of the Notes and the shares of common stock that underlie the Warrants.

The sale of all $2,750,000 of the Notes was completed on March 31, 2005. As of the date hereof, Viking is obligated on $2,250,000 in face amount of Notes issued to the Investor. The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of Viking.

The Notes and Warrants were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The Investors were accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

August 2005 Secured Convertible Notes

To obtain additional funding for our ongoing operations, Viking entered into an additional Securities Purchase Agreement with St Cloud Capital Partners, LP as lead investor, together with 11 other investors (the "Investors") on August 12, 2005 for the sale of (i) $3,000,000 in secured convertible Notes (the "Notes") and (ii) stock purchase warrants (the "Warrants") to buy 3,2,75,000 shares of our common stock (the “August 2005 Financing”). The August 2005 Financing was completed in December 2005.

The Notes bear interest at 10%, mature on March 22, 2006, and are convertible into our common stock, at the Investor's option, at a conversion price of $.20 The conversion price is subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement and other transaction documents, none of such events have occurred and we do not anticipate that such events will occur. Based on this conversion price, the Notes in the amount of $3,000,000, excluding interest, were convertible into 15,000,000 shares of our common stock.

We have the right to require an Investor to convert all or a portion of such Investor's Note at the conversion price in the event that: (i) no Event of Default exists or is continuing at the time of such mandatory conversion; and (ii) we have raised a minimum of $3,000,000 in public and/or private equity offerings on or prior to the one- year anniversary date of the initial closing at an average price equal to or greater than $0.30 per share of common stock.

The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property.

The Warrants included in the August 2005 Financing issued additional consideration for the Investors entitle the Investors to purchase 3,275,000 shares of our common stock at the price of $.40 per share. The exercise price is subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement and other Transaction Documents. The Warrants are exercisable for a period of 42 months from the date of issuance.

We have agreed to register with the Securities and Exchange Commission and applicable state securities agencies, the shares of common stock that are issuable upon the conversion of the Notes and the shares of common stock that underlie the Warrants.

The sale of all $3,000,000 of the Notes was completed on December 2, 2005. As of the date hereof, Viking is obligated on $3,000,000 in face amount of Notes issued to the Investor. The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of Viking.

The Notes and Warrants were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The Investors were accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Proposed Convertible Preferred Stock Financing

If all of our outstanding convertible securities were converted into common sock and all currently outstanding options and warrants were exercised, we would have 73,712,550 shares of our common sock issued and outstanding. Inasmuch as we have 100,000,000 shares authorized we have a sufficient number of shares authorized to cover all of such shares. However, we intend to offer shares of our convertible preferred stock to one or more institution investors. Although we have had discussions with several institutional investors we have not entered into definitive agreements with any investor, and there can be or assurance we will do so. We anticipate that any sale of convertible preferred stock will also be accompanied by the issuance of warrants to purchase common stock. Although the terms of any such financing have not been finalized, we anticipate that we will need to authorize additional common sock in order to have sufficient shares available if (i) we do issue convertible preferred stock and common stock purchase warrants in such a financing; and (ii) such convertible preferred stock is ultimately convertible into common stock.

We anticipate that any shares of convertible preferred stock, and warrants issued in connection with any future issuance of convertible preferred stock, will have anti-dilution provisions which, under certain conditions, may result in additional shares issued in connection with the conversion of such convertible preferred stock or the exercise of such warrants.

If we complete an additional equity financing in an amount of not less than $3,000,000 by March 21, 2006, we will convert the outstanding March 2005 Notes and the August 2005 Notes into shares of our common stock which will reduce our outstanding liabilities by approximately $5,250,000.

Risks Associated With March 2005 Financing and August, 2005 Financing and Potential Preferred Stock Offering

The following are the risks associated with the March 2005 and August 2005 Note transactions as well as the proposed convertible preferred stock transaction:

There are a large number of shares underlying our existing convertible Notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock. Any shares of convertible preferred stock and warrants issued in the future will also create the potential for even greater number of shares of common stock that may be available for future sale,

As of February 21, 2006, we had 34,639,050 shares of common stock issued and outstanding, convertible Notes outstanding that may be converted into an estimated 26,250,000 shares of common stock, and outstanding warrants and options to purchase an estimated 12,716,000 shares of common stock of which 6,087,500 are exercisable in the next 60 days. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible Notes and the exercise of outstanding warrants may increase if we issue shares of common stock below $ .20. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The adjustable conversion price feature of our secured convertible Notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The adjustable conversion price feature which will accompany any future issuance of convertible preferred stock which will also cause dilution to our existing stockholders.

We have not issued any shares of common stock below $.20 and we do not anticipate doing so. Our Board of Directors has adopted a resolution providing that as long as the March 2005 Notes and August 2005 Notes are outstanding the Company will not issue shares of common stock below $.20 per share. However, if we were to issue shares below $.20 per share, our obligation to issue shares upon conversion of our secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our $5,250,000 in total secured convertible notes (excluding accrued interest), based on our future issuance of shares at $.15 per share, $.10 per shares and $.05 per share:

New Share Issue Price (1)	Number of Shares Issuable (2)
$.15	35,000,000
$.10	52,500,000
$.05	105,000,000

(1)
We have never issued shares for these prices during the last two years and do not anticipate that we will do so prior to the payment or conversion of the March 2005 Notes and August 2005 Notes. This table is included solely for illustration purposes only.

(2)	Includes shares issuable upon conversion of March 2005 Notes and August 2005 Notes and the warrants issued in connection with such Notes.

The adjustable conversion price feature of our March 2005 Notes and August 2005 Notes may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

The issuance of shares upon conversion of the convertible Notes and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

If we are required for any reason to repay our outstanding convertible Notes, we would be required to deplete our working capital and borrow additional funds, if available, or raise additional funds. Our failure to repay the convertible Notes, if required, could result in legal action against us, which could require the sale substantial assets.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable to the amendment of our Articles of Incorporation relating to Increased Capital Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding shares of our common stock beneficially owned as of February 21, 2006 by: (1) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock

Name	Common Stock	Common Stock Options Exercisable or Within 60 Days	Convertible Notes Exercisable or Within 60 Days	Common Stock Purchase Warrant Exercisable or Within 60 Days	Total Stock and Stock Based Holdings (1)	% Ownership (1)

Thomas B. Marsh (2)	-0-	1,196,667	-0-	-0-	1,196,667	5.34%
Joseph A. Warrino (2)	-0-	185,334	-0-	-0-	185,334.53%
Lonna Williams (2)	-0-	338,334	-0-	-0-	338,334.97%
John Kennedy (2)	-0-	383,334	-0-	-0-	383,334	1.09%
Daniel F. Crowley (2)	7,500	220,000	-0-	-0-	227,500.65%
Ronald Walrod (2)	7,500	20,000	-0-	-0-	27,500.08%
Nathan Harrison, M.D.(2)	55,000	20,000	-0-	-0-	75,000.02%
Robin Blackstone, M.D. (2)	3,750	20,000	-0-	-0-	23,750.07%
Marshall Geller (2) (3)	-0-	20,000	7,500,000	1,875,000	9,395,000	21.34%
Donald E. Tucker	27,121,150	-0-	2,250,000	87,500	29,458,650	79.67%

All officers and directors as a group 9 persons	73,750	2,403,669	7,500,000	1,875,000	11,852,419	25.53%

TOTAL	34,639,050	2,403,669	26,250,000	6,087,500	70,095,219	100%

(1)
For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person or group has the right to acquire within 60 days after February 21, 2006. For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after February 21, 2006 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of February 21, 2006, there were 34,639,050 shares of our common stock issued and outstanding. There were also outstanding options, warrants and convertible notes entitling the holders to purchase 11,778,669 shares of our common stock owned by officers and/or directors of Viking. These options, warrants and convertible notes are currently exercisable.

(2)	These are the officers and directors of Viking.

(3)	Consists of convertible promissory notes and warrants which are owned by St. Cloud Capital Partners, an affiliate of Mr. Geller.

(4)	Includes only those persons listed above.

ADDITIONAL AND AVAILABLE INFORMATION

Viking is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, and Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

Viking’s Annual Report on Form 10-KSB for the year ended December 31, 2004, Quarterly Reports on Form 10-QSB’s, for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and Form 10-QSB/A’s for the quarters ended March 31, 2005 and June 30, 2005 have been incorporated herein by this reference. We have also incorporated by reference the following Form 8-K’s:

Form 8-K filed:	January 31, 2006
Form 8-K/A filed:	January 17, 2006
Form 8-K filed:	January 4, 2006
Form 8-K filed:	December 15, 2005
Form 8-K filed:	October 27, 2005
Form 8-K filed:	September 9, 2005
Form 8-K filed:	August 22, 2005
Form 8-K/A filed:	March 30, 2005
Form 8-K filed:	March 24, 2005
Form 8-K filed:	March 14, 2005
Form 8-K/A filed:	February 18, 2005
Form 8-K filed:	February 17, 2005
Form 8-K filed:	February 16, 2005
Form 8-K filed:	February 8, 2005
Form 8-K filed:	January 25, 2005

For each other document incorporated herein, we will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

All documents filed by Viking pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

COMPANY CONTACT INFORMATION

All inquiries regarding the Company should be addressed to the Company’s principal executive offices:

Viking Systems, Inc.
7514 Girard Avenue, Suite 1509
La Jolla, CA 92037
(858) 456-6608

By order of the Board of Directors:

/s/ Thomas B. Marsh
President and Chief Executive Officer

INDEX TO ATTACHMENTS

Exhibit A: Certificate of Amendment to Articles of Incorporation

EXHIBIT A

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Viking Systems, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article IV of the Articles of Incorporation have been amended to increase the number of shares of common stock authorized from 100,000,000 to 150,000. See Schedule A attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

27,121,150 shares voted in favor out of 34,639,050 shares outstanding

4. Effective date of filing (optional):

Filing
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

/s/ Thomas B. Marsh, Chief Executive Officer/President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

Schedule A
To Certificate of Amendment of Articles of Incorporation

ARTICLE IV
AUTHORIZED SHARES

The total number of shares the Corporation is authorized to issue is 175,000,000, which shall be divided into two classes, as follows: (1) 25,000,000 Preferred Shares, par value $.001 per share, of which 5,000,000 shares are designated as Series “A” Preferred Stock, and (2) 150,000,000 Common Shares, par value $.001 per share. The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the board of directors to amend these Articles of Incorporation to divide the Preferred Shares into series or classes, to establish and modify the preferences, limitations and relative rights of the shares of Preferred Shares, and to otherwise make changes affecting the capitalization of the Corporation, subject to the limitations and procedures set forth in the Nevada General Corporations Act (the “Act”), are as follows:

A. Common Shares.

1.  Each outstanding Common Share shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.

2.  Subject to any rights that may be conferred upon any Preferred Shares, upon dissolution of the Corporation the holders of Common Shares then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Shares, on a pro-rata basis, according to the number of Common Shares held by each of them.

3.  Subject to any rights that may be conferred upon any Preferred Shares, dividends may be paid on the outstanding Common Shares if, as and when declared by the board of directors, out of funds legally available therefore.

4.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Shares.

B. Preferred Shares. Pursuant to the authority granted to the board of directors by the Act, the board of directors, without stockholder action, may amend the Corporation’s Articles of Incorporation, to the extent and in the manner permitted by the Act.

C. Series A Preferred Stock. The Board of Directors has designated 5,000,000 shares of our Preferred Stock as Series A Preferred Stock, the terms and preferences of which are as follows:

Section 101. Designation. The Series A Preferred Stock shall consist of 5,000,000 shares, which number shall not be increased but may be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) from time to time by a resolution or resolutions of the Board of Directors. Shares of Preferred Stock redeemed by the Corporation or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of preferred stock designated as to series or class upon compliance with the applicable provisions of law.

Section 102. Ranking. The Series A Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the affairs of the Corporation. Each share of Series A Preferred Stock shall rank on a parity with or senior to each other series of preferred stock, other than any Junior Stock, which may be hereafter issued by the Corporation in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

Section 103. Definitions. As used herein with respect to Series A Preferred Stock, the following terms shall have the following meanings:

(a) the term “Junior Stock” shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized or issued over which Series A Preferred Stock has preference or priority in (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(b) the term “Common Stock” shall mean the class of stock designated as the common stock, par value $.001 per share, of the Corporation at the date of the adoption of this resolution or any other class of stock resulting from successive changes or reclassifications of such common stock.

Section 201. No Dividends. No dividends shall accrue on the Series A Preferred Stock.

Section 301. Liquidation Preference ($0.08 per share).

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid in full an amount equal to $0.08 per share, together with accrued and unpaid dividends and any accumulated dividends to such distribution or payment date, whether earned or declared.

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(b) If, upon any liquidation, dissolution or winding up of the Corporation, such payment referred to in Section 301(a) shall have been made in full to holders of Series A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the Corporation, such payment referred to in Section 301(a) shall not have been made in full to the holders of all outstanding shares of Series A Preferred Stock, the holders of Series A Preferred Stock and all other classes or series of stock of the Corporation ranking on a parity therewith in the distribution of assets, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation nor the merger of the Corporation with or into any other corporation or corporations, nor a reorganization of the Corporation alone, nor the sale or transfer of all or any part of its assets, shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 301.

Section 302. Notice of Liquidation. Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion right set forth in Section 501 shall be given by the Corporation to the holders or holders of the Series A Preferred Stock.

Section 401. No Redemption. Shares of Series A Preferred Stock are not redeemable by the Corporation.

Section 501. Conversion.

(a)  Conversion Ratio. Subject to and upon compliance with the provisions of this Section 501, at the option of the holder thereof, any share of the Series A Preferred Stock may be converted at any time by the holder thereof into four (4) shares of common stock. Not withstanding anything else contained herein to the contrary, the Series A Preferred Stock may not be converted into common stock unless the number of shares of common stock authorized is sufficient for issuance of common stock in connection with such conversion.

(b)  Conversion Procedure. To convert shares of Series A Preferred Stock into Common Stock, the holder thereof shall surrender at the office of any transfer agent for the Series A Preferred Stock (or, if there be no transfer agent, at the principal office of the Corporation) the certificate or certificates therefore, duly endorsed or assigned to the Corporation, and give written notice to the Corporation that such holder elects to convert such shares. Such notice of conversion shall specify (i) the number of shares of Series A Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Series A Preferred Stock not be so converted to be issued and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

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Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon conversion shall thereupon be treated for all purposes as the record holder or holders of the Common Stock. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fractional share, as hereinafter provided, to the person or persons entitled to receive the same. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder or such holder’s designee a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted.

Section 502. Adjustment of Conversion Ratio. The Conversion Ratio in effect at any time and the number and kind of securities purchasable upon the conversion of equal share of the Series A Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events at any time after December 18, 2003 as follows:

(a) Distributions, Subdivision or Reclassification of Common Stock. In case the Corporation shall (i) make a distribution on its outstanding Common Stock in shares of Common Stock; (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio in effect at the time of the record date for such distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted;

(b)  Condition Precedent in Extraordinary Transaction. In case of any reclassification, capital reorganization or other similar activity which results in a change in the outstanding shares of Common Stock or in case of the merger or consolidation of the Corporation with another entity or any sale, assignment, lease or conveyance to another entity of all or substantially all of the property or assets of the Corporation in one or a series of transactions, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holders of Series A Preferred Stock shall have the right thereafter, by converting the Series A Preferred Stock, to purchase the kind and amount of shares and other securities and property receivable upon such reclassification, capital reorganization or similar activity, change, merger or consolidation, or sale, assignment, lease or conveyance which would have been received had the Series A Preferred Stock been converted immediately prior to such reclassifications, capital reorganization, similar activity, change, merger or consolidation, or sale, assignment, lease or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

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Section 503. Notice of Certain Corporate Action. In case: (i) the Corporation shall declare a dividend on its Common Stock payable otherwise than in cash out of its earned surplus; or (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; (iii) the Corporation shall reclassify the Common Stock of the Corporation (excluding a subdivision or combination of its outstanding shares of Common Stock); or (iv) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent (if any) for the Series A Preferred Stock, and shall cause to be mailed to all holders of record of the Series A Preferred Stock, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record date hereinafter specified, a notice stating (1) the record date, or (2) the date on which such reclassification, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, merger, sale, transfer, dissolution, liquidation or winding up.

Section 504. Corporation Shall authorized and Reserve Common Stock. The Corporation shall, on or before April 30, 2004, authorize an increase in the number of shares of its common stock authorized in an amount sufficient to enable all of the Series A Preferred Stock to be converted into shares of common stock. Thereafter, and for the purpose of effecting the conversion of the Series A Preferred Stock, the Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Preferred Stock.

Section 505. Covenant as to Common Stock. The Corporation covenants that all shares of Common Stock which may be issued upon conversion of the Series A Preferred Stock will upon issue be fully paid and nonassessable.

Section 506. Special Provision in Case of Merger, Consolidation or Other Reorganization or Sale of Assets. In case of any merger, consolidation, reorganization, sale or transfer provided for in Section 502, the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Series A Preferred Stock and each such holder of any Series A Preferred Stock may elect, in lieu of converting his shares in accordance therewith, to require the Corporation to, subject to the legal availability of funds therefore, redeem all such shares held at the liquidation value per share, plus an amount equal to all accrued and unpaid dividends and all accumulated dividends thereon to the date fixed for redemption, which shall be not later than the effective date of the merger, sale or transfer. Redemption of the Series A Preferred Stock shall be a condition to the effectiveness of such transaction.

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Section 601. Voting. The holders of Series A Preferred Stock shall have, in addition to any voting rights provided by law, the right to vote by casting four (4) votes for each duly authorized, issued and outstanding share of Series A Preferred Stock held by them of record, as hereafter provided:

(i) voting together with the holders of Common Stock and any other class of shares voting with Common Stock, on any and all issues presented to a vote of the holders of Common Stock or as to which the holders of the Common Stock are entitled to vote upon; and

(ii) as a separate class, upon (a) each question or matter in respect of which such holders are entitled to vote under the Act; (b) any amendment, alteration or repeal of any provision of the Articles of Incorporation or this Certificate of Designation so as to affect adversely the rights, powers or preferences of the Series A Preferred Stock, and any proposed creation of a class or series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or on liquidation. Authorization of any action set forth in (b) above requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock.

Section 602. Adjustment in Voting Rights. The number of votes per share which the holders of Series A Preferred Stock may cast pursuant to Section 601 shall be adjusted, upon any change in the Conversion Ratio under Article V hereof, to equal the number of shares of Common Stock into which it would be then convertible (whether or not such conversion is restricted or prohibited for any reason).

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